UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported): August 6, 2014 (July 31, 2014)

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(615) 440-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On July 31, 2014, the Board of Directors (the “Board”) of Tractor Supply Company (the “Company”), a Delaware corporation, approved an amendment (the “Amendment”) to the Company’s Fourth Amended and Restated By-laws (the “Fourth Restated By-laws”) (the Amendment together with the Fourth Restated By-laws, the “Restated By-laws”). Effective immediately, the Restated By-laws provide for a majority voting standard in uncontested director elections. The majority voting standard provision provides that a director nominee in an uncontested election is not elected unless he or she receives a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality voting standard remains applicable to any election in which the number of nominees for director is greater than the number to be elected. In addition to the majority voting provisions, the Restated By-laws also include certain technical edits and updates. The foregoing summary of the Restated By-laws is qualified in its entirety by reference to the complete text of the Restated By-laws which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.
In connection with the approval of the Restated By-laws, the Board also approved changes to the Company’s Corporate Governance Guidelines to require any director candidate to submit in writing a conditional resignation, which would be effective upon the director’s failure to receive the required majority vote in any uncontested election and the Board’s acceptance of such resignation. If such a conditional resignation is for any reason not executed by an incumbent director prior to an election of directors, it is the policy of the Board that if such director fails to receive the required majority vote in an uncontested election, he or she shall, promptly after certification of such vote, tender his or her resignation to the Board.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

3.1    Fourth Amended and Restated By-laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

August 6, 2014	By:	/s/ Anthony F. Crudele

Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated By-laws.